AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of November 28, 2006 (the “Effective Date”), by and between PRO ELITE, INC., a New Jersey corporation (“Pro Elite”), on the one hand, and RUMBLE WORLD ENTERTAINMENT, INC., a Hawaii corporation and its wholly owned subsidiary RUMBLE WORLD ENTERTAINMENT LLC, a Hawaii limited liability company (collectively, “RWE”), on the other hand. Pro Elite and RWE are referred to as the “Participants.”

RECITALS

A.
RWE is the sole and exclusive owner of certain intellectual property set forth on Schedule A (the “Licensed Property”) and is willing to grant to Pro Elite the sole and exclusive right and license in the Licensed Property on the terms set forth herein.

B.	The business focus of Pro Elite is in Martial Events, and Pro Elite intends to produce live events in Martial Events including events using the Licensed Property.

C.
Pro Elite has or will form a wholly owned subsidiary (the “Subsidiary”) whose sole business will be to produce events in Martial Arts utilizing the Licensed Property (“Events”) which will be marketed under the brands Rumble World, RWE and/or Rumble World Entertainment and the services of certain RWE personnel as set forth herein.

D.	Pro Elite shall also be granted the right to distribute on an exclusive basis RWE’s existing content on all media subject to the terms set forth herein.

In consideration of the foregoing recitals and the mutual promises hereinafter set forth, the sufficiency and adequacy of which consideration the Participants hereby acknowledge, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.	License.

1.1	For the consideration set forth in Section 2, RWE hereby grants to Pro Elite the sole and exclusive right and license (the “License”) to use the Licensed Property for any purpose, services or products anywhere in the world. Subject to the prior written approval of Jay Dee Penn, which approval shall not be unreasonably withheld or delayed, Pro Elite may grant sublicenses and authorize others to use the Licensed Property. RWE’s failure to respond within seven days upon written notice thereof shall be deemed approval.

1.2	Unless earlier terminated as provided herein, the exclusive License granted shall be for a period of three years (the “Term”) except that Pro Elite shall have the right to use the Licensed Property to sell without charge to Pro Elite after the termination of the Term products produced prior to the termination of the Term and to distribute, with the right to subdistribute, and otherwise exploit in perpetuity for all media now existing or hereafter devised the Event Content as defined in Section 2.3. Upon termination, subject to the preceding sentence, footage from content utilizing the Licensed Property or content or property provided by RWE not constituting Event Content shall revert back to RWE, and thereafter Pro Elite may use only such content as licensed by RWE at the time of the termination of this Agreement and for payment/compensation to be negotiated in good faith by the parties.

1.3
Pro Elite agrees that all services and products containing the Licensed Property shall be of high standard and shall be at least of similar quality as similar services and products being used, sold or distributed in the same industry. Pro Elite will place all appropriate legal notices where possible regarding the Licensed Products and, upon written request of RWE, will submit samples for RWE’s approval, not to be unreasonably withheld or delayed.

2.	Events

2.1
During the Term, neither Pro Elite nor the Subsidiary shall be required to produce any specific or minimum number of Events. The Subsidiary shall have the sole right to determine when and where any Event will take place and will have the responsibility for organizing, conducting and exploiting the Event.

2.2
Prior to each Event, the Participants shall agree upon a budget for each Event, and Pro Elite shall provide, as and when required, the funds necessary to produce each Event (“Production Expenses”), it being understood, however, that, to the maximum extent possible, all production costs shall be paid out of revenues from the Event. Pro Elite shall have control of and approval rights with respect to all expenditures and RWE shall have no right to incur any expense or enter into any agreement with respect to any Event without the advance written approval of Pro Elite.

2.3
All content developed by the Subsidiary with respect to Martial Arts and Events, including all trademarks, good will and the portion of the business pertaining to and symbolized by such trademarks, which shall also include trademarks as word marks, independent of any design, as well as part of any design, and the registration of such trademarks, if any, and including without limitation, all common law rights therein, all designs and logos related thereto, and all stylized versions thereof, together with the right to recover for damages and profits for the past infringement thereof (the “Event Content”), shall be exclusively owned by Pro Elite or the Subsidiary. The Event Content shall also include any and all domain names and websites developed by the Subsidiary or Pro Elite, copyrights, if any, in and to the marks, domain names and websites, and all copyrights owned or controlled by the Subsidiary or Pro Elite related to such marks, domain names and websites throughout the universe, and all derivative rights and all rights to other versions of any of the foregoing at any time or times owned or controlled by the Subsidiary, throughout the universe. RWE shall have no rights to the Event Content.

2.4
Pro Elite shall have the exclusive right in perpetuity to distribute, exploit and otherwise turn to account (and authorize others to do so and to grant sublicenses and the right to sub-distribute) all Event Content arising from each Event over video, Internet, television and all other media whether now known or hereafter devised. After reimbursement to Pro Elite for its hard costs, including dubbing and packaging, Pro Elite shall receive a distribution fee of 20% of distribution proceeds from Events if the distribution is handled internally by Pro Elite and 30% of distribution proceeds if Pro Elite utilizes the services of a third-party distributor to handle the distribution, which shall include the fees charged by the third-party distributor.

2.5
Pro Elite or the Subsidiary shall have all rights to all intellectual property rights arising from the Events, including ancillary projects which include but are not limited to reality television shows, television programs, and other potential future media content and production (“Ancillary Projects”).

2.6
As soon as practicable after receipt of gross proceeds (but in no event later than 75 days after the date of the Event), Pro Elite shall distribute the gross proceeds of each Event, including proceeds from gate, media, licensing, merchandise, pay-per-view concessions and all other ancillary revenue streams in the following order:

(a)	Reimbursement to Pro Elite for Production Expenses and RWE Payments, as defined below;

(b)	Management fee of 15% of the gross receipts of the Event (less the distribution fee referred to in Paragraph (b)) to be paid to Pro Elite; and

(c)
After payment of all the foregoing expenses and fees and all other expenses and costs related to organizing, producing and exploiting the Event, Fifty Percent of the remaining proceeds from the Event to be distributed as payment for the License to RWE, and the other Fifty Percent of the remaining proceeds from the Event to be distributed to Pro Elite.

(d)	Any excess of expenses and fees over revenues for an Event shall be carried over to the next Event(s).

2.7
Pursuant to separate consulting agreements (a “Service Agreement”) to be negotiated, RWE shall provide to Pro Elite the exclusive services in the area of Martial Arts of Jay Dee Penn (“Penn”) and another individual associated with and designated by RWE acceptable to Pro Elite (the “Designated Employee”)and the nonexclusive advisory services in the area of Martial Arts of Raffi Nahabedian (“Nahabedian”), it being agreed that any existing employment or consulting agreement covering Martial Arts with Penn and the Designated Employee will be terminated. For services of Penn, Pro Elite shall pay to RWE a monthly fee of $15,000 and for the services of the Designated Employee Pro Elite shall pay to RWE a monthly fee of $4,000. For the services of Nahabedian, Pro Elite shall pay to Nahabedian a monthly fee of $10,000. All payments under this Section 2.7 are defined as “RWE Payments”. The term for the Services Agreement with Penn shall be coextensive with the Term and the term with respect to the Designated Employee and Nahabedian shall be on an at will basis. Each Service Agreement shall be negotiated in good faith and shall enumerate the services to be performed.

2.8
During the Term, neither RWE nor any affiliate of RWE, including Penn, shall produce or develop, or exploit Martial Arts events or programming or provide directly or indirectly (through license or otherwise) any RWE content to any other third party.

2.9	In connection with the promotion and advertising of each Event, the Subsidiary shall have the right to use and sublicense to third parties all of RWE’s existing content.

2.10
Subject to Section 2.2, each party shall provide to the other an accounting of the expenses incurred by such party for each Event which shall be consistent with the budget and subject to review by the other party in advance.

2.11
Penn shall have the sole authority to act on behalf of RWE except that Penn shall have the right to designate from time to time an individual to act in his stead in the event of his death or disability (as such term is to be defined in the Service Agreement). Such individual shall be acceptable to Pro Elite in its sole discretion and shall replace Penn for all purposes hereunder including pursuant to the Services Agreement.

3.	Negotiation Right

During the Term, Pro Elite shall have the exclusive right to negotiate for all Ancillary Projects that RWE is currently contemplating, discussing or negotiating with other parties as of the Effective Date (which such Projects are listed in Schedule 3), other than Events with respect to which the Company has rights pursuant to Section 2. Only upon receipt of written notice from Pro Elite pursuant to Section 13 of this Agreement that Pro Elite has chosen to waive its right to all or part of the Ancillary Project may RWE then have the exclusive right to the part of the Ancillary Project so waived. Such waiver shall not constitute a blanket waiver of all Ancillary Projects, but shall be limited to that one Ancillary Project specified in the waiver. RWE shall advise Pro Elite with as much advance notice as possible as to all projects it is contemplating to undertake. If Pro Elite elects to undertake an Ancillary Project of RWE (other than related to an Event), it must do so on reasonable terms consistent with industry standards and must do so without delay. If it appears that Pro Elite is delaying such Project(s), RWE shall provide Pro Elite with written notice of the delay and a formal request to move such Project along within thirty (30) days or RWE can reclaim the Project and shop it elsewhere.

4.	Distribution Rights; Rights to Website

4.1
In addition to the distribution rights referred to in Section 2.4, during the Term, Pro Elite shall have exclusive rights to all of RWE’s existing content and shall have the right to distribute, exploit and otherwise turn into account such content over video, internet, television and all other media whether now known or hereafter existing(“Distribution”). The gross proceeds received by the Company from each Distribution other than from Events (the “Distribution Proceeds”) shall be distributed as follows:

(a)
Should Pro Elite handle the Distribution internally without the aid of a third party sub-distributor, the Distribution Proceeds shall be distributed in the following order: (i) Pro Elite shall receive a Distribution fee of 20% of the Gross Proceeds, (ii) Pro Elite shall recoup its hard costs of distribution including dubbing and packaging and (iii) Fifty Percent of the then remaining net proceeds shall be distributed to RWE and the other Fifty Percent shall be distributed to Pro Elite.

(b)
Should Pro Elite use the services of a third party sub-distributor to handle the Distribution, the Distribution Proceeds shall be distributed in the following order: (i) Pro Elite shall receive a Distribution fee of 30% of the Gross Proceeds, which shall include the fees charged by the third party distributor, (ii) Pro Elite shall recoup its hard costs of distribution including dubbing and packaging and (iii) Fifty Percent of the then remaining net proceeds shall distributed to RWE and the other Fifty Percent shall be distributed to Pro Elite.

(c)	RWE shall be entitled to a full accounting of all expenses relating thereto, and all expenses must be reasonable and within industry standards.

4.2
During the Term, Pro Elite shall have the right to use any content RWE has the right to redistribute which appears on RWE’s website(s). To the extent that RWE does not have the right to allow Pro Elite to use such content, it will so advise Pro Elite and RWE shall use its best efforts to obtain permission for Pro Elite’s usage. With respect to any new content from third parties, RWE shall use its best efforts to obtain clearance for Pro Elite’s use at the same time as RWE obtains rights for its use. RWE shall provide on its sites appropriate links to Pro Elite’s websites. Pro Elite shall have the right to approve the content, look, feel and functionality of RWE’s websites.

4.3
During the Term, RWE shall make arrangements so that all RWE fighters shall set up their primary “fighter” page on a website(s) designated by Pro Elite (the “Pro Elite Sites”) and put links on all its existing web properties to the Pro Elite Sites.

5.	Option to Purchase Membership Interests of RWE.

5.1
At the three-year anniversary of the Effective Date (the “Exercise Date”), Pro Elite shall have the option (the “Option”) to purchase all outstanding membership interests of RWE, the purchase price of which shall be the greater of (a) $7,000,000 or (b) an amount equal to four times RWE’s share of the EBITDA for Events for (i) the twelve months preceding the Exercise Date or (ii) upon RWE’s election, the average EBITDA of the three years preceding the Exercise Date (the “Purchase Price”). The Purchase Price shall be payable in cash, shares of common stock of Pro Elite (“Pro Elite Shares”) at Fair Market Value, as defined below, or a combination of both cash and Pro Elite Shares as determined by RWE. In the event that RWE elects the cash payout component and Company determines it is not in a financial position to make the payment as a balloon, the parties agree to negotiate in good faith a deferred payment plan. Fair Market Value shall be equal to the average of the last reported closing prices of the Pro Elite Shares for the ten (10) consecutive trading days ending on the trading day prior to the Exercise Date.

5.2
If Pro Elite exercises the Option, the terms of the purchase, including customary representations and warranties and indemnification provisions and non-competition covenants from the principals of RWE shall be set forth in a definitive purchase agreement to be negotiated in good faith, and the Participants shall work in good faith and expeditiously towards the closing of all of the transactions contemplated in such purchase agreement. The assets of RWE shall be free and clear of all Liabilities. From the Effective Date to the Exercise Date, neither RWE nor any of its members shall: (a) solicit any offer or enter into any agreement for the sale, transfer or other disposition of any membership interest or any assets of RWE or for any business combination or reorganization involving RWE, to or with any other entity or person; (b) pursue any unsolicited offer for any such sale, transfer or other disposition, business combination or reorganization; and (c) furnish to any person or entity (other than Pro Elite and its authorized agents and representatives) any non-public information concerning RWE or its business, financial affairs or prospects with the intent of permitting such person or entity to evaluate a possible acquisition of any membership interest or assets of RWE or a possible business combination or reorganization involving RWE. In the event RWE receives any unsolicited offer or inquiry from any person, it will promptly (and in any event within forty-eight (48) hours) deliver to Pro Elite copies of any written communications relating to such unsolicited offer or inquiry as well as a complete and accurate description of any such offer or inquiry and the response of RWE thereto, if any.

5.3
In order to determine whether Pro Elite will exercise the Option, RWE shall cause to afford to Pro Elite, and the accountants, counsel and other representatives of Pro Elite, reasonable access at least sixty (60) days prior to the Exercise Date, during normal business hours to the properties, books, contracts, commitments, records, financial reports and management of RWE. Each of RWE and Penn shall use reasonable efforts to furnish promptly to Pro Elite all information and documents concerning the business, operations and financial condition of RWE as Pro Elite may reasonably request to the extent that such documents contain information not available to Pro Elite because of Pro Elite’s role in operating the Events. Each of RWE and Penn shall provide to Pro Elite all information reasonably requested by Pro Elite for the purpose of evaluating the transaction contemplated hereby and not use, disclose or disseminate any confidential information or trade secrets which Pro Elite may provide to RWE in connection with the transactions contemplated hereby.

5.4	If Pro Elite does not exercise the Option, such non-exercise shall not in any way affect Pro Elite’s exclusive ownership of the Event Content.

6.	Issuance of Pro Elite Warrants.

Within 10 business days of the Effective Date, Pro Elite shall issue to RWE a five year warrant to purchase 750,000 Pro Elite Shares at an exercise price of $2.00 per share. Such warrant shall vest over a term of three years on an equal installment basis, on each of November 13, 2007, November 13, 2008 and November 13, 2009, and shall not vest on a pro-rata basis. In the event this Agreement is terminated pursuant to Section 11 of this Agreement, RWE shall not thereafter be able to exercise any warrants that are not vested, provided, that if Pro Elite terminates this Agreement without cause prior to November 13 of any year, the vesting shall be pro rata for any period of less than a year.

7.	Observer of and Appointment to the Board of Directors of Pro Elite.

During the Term, Penn shall be invited to attend scheduled board meetings held by the Board of Directors of Pro Elite (the “Board”) as a silent and non-voting attendee. Subject to: (a) Pro Elite’s exercise of the Option pursuant to Section 5 of this Agreement, (b) the successful completion of the acquisition of RWE by Pro Elite and (c) shareholder approval to appoint Penn to the Board, Penn shall be appointed to the Board. Should Penn be unable to physically attend all such meetings, all necessary efforts must be made to ensure that Penn may participate by telephone.

8.	Representations and Warranties.

8.1
General. As of the date hereof and as of the Closing, each of the Pro Elite and RWE represents and warrants to the other parties that: (a) such party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation; (b) such party has all necessary power and authority to execute, deliver and perform this Agreement and each other agreement or instrument contemplated hereby and thereby to which it is or will become a party (the “Related Agreements”); (c) the execution, delivery and performance of this Agreement and each Related Agreement to which it is a party have been duly authorized by all necessary action on the part of such party; (d) this Agreement and each Related Agreement to which it is a party, when executed and delivered by such party, will constitute, the valid and binding obligations of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or limiting creditors’ rights generally and equitable principles; and (e) the execution, delivery and performance by such party of this Agreement and each Related Agreement to which it is a party and the consummation by it of its obligations hereunder and thereunder do not and will not (x) violate its charter documents, (y) violate any applicable Law known to it, or (z) result in any breach or default under any provision of any contract to which it is a party or by which it is bound.

8.2
Legal Proceedings. Each of Pro Elite and RWE represents and warrants to the other parties that (a) there are no claims, actions, suits, arbitrations, proceedings or investigations by or before any Governmental Authority pending or, to such party’s knowledge, threatened, that questions the validity of, or restrict such party from consummating, the transactions contemplated by this Agreement and (b) such party is not subject to any judgment, order, writ, injunction, civil investigative demand or decree of any Governmental Authority that questions the validity of, or restrict such party from consummating, the transactions contemplated by this Agreement, and, to such party’s knowledge, no such judgment, order, writ, injunction, civil investigative demand or decree is threatened against such party.

8.3
Rumble World Entertainment. Except as disclosed on Schedule A attached hereto, RWE represents and warrants to Pro Elite that it is the sole and exclusive owner of all right, title and interest in and to the Licensed Property, free and clear of any right, title, interest, claim, lien or encumbrance of any kind or nature whatsoever, and has all right, power and authority to enter into and perform this Agreement without the consent or approval of any third party. Any intellectual property RWE provides or licenses to Pro Elite shall be free and clear of third party claims and will not, in any way, infringe upon or violate any copyright or any rights of privacy or publicity, common law rights, or any other rights of any third party or constitute a libel or slander against any person, firm or corporation.

8.4	Consulting Agreement. Penn represents and warrants to Pro Elite that he has the right to enter into the Consulting Agreement applicable to him.

9.	Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns. However, no assignment by a party to this Agreement of any of such party’s rights or obligations under this Agreement shall in any manner release the assigning party of any of its obligations under this Agreement without the prior written approval of each of the other parties to this Agreement. Furthermore, (a) if a party to this Agreement is merged or consolidated with or into another entity, the surviving entity shall be bound by all of the merging or consolidating party’s obligations under this Agreement, and (b) if a party to this Agreement sells all or substantially all of its assets to another Person, the purchaser shall be bound by all of the selling party’s obligations under this Agreement. If control of any party to this Agreement changes as a result of the sale or other transfer of ownership interests in such party, the rights and obligations of such party under this Agreement shall not be altered by reason of the change of control.

10.	Confidentiality.

10.1
All information which is not public knowledge disclosed heretofore or hereafter by any party to any other party (including its attorneys, accountants or other representatives) in connection with this Agreement or any related document, including the terms and conditions of this Agreement and information disclosed pursuant to nondisclosure agreements with third parties, shall be kept confidential by such other party, and shall not be used by such other party otherwise than for use as herein contemplated, except to the extent (a) it is or hereafter becomes public knowledge (other than by action of the disclosing party in breach of this Agreement) or becomes lawfully obtainable from other sources, including a third party who is not known to be under an obligation of confidentiality to the party disclosing such information or to whom information was released without restriction; or (b) such other party is compelled to disclose such information publicly by judicial or administrative process or, in the opinion of its counsel, by other Legal Requirements, and then only to the extent of such required public disclosure; or (c) such duty as to confidentiality and non-use is waived by such non-disclosing party. In the event of termination of this Agreement, each party shall exercise all reasonable efforts to return, upon request, to the other parties all documents and reproductions thereof received from such other parties (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 10.1.

10.2
Notwithstanding Section 10.1, the parties may disclose the terms of this Agreement to its employees, officers, and permitted agents and representatives, customers and suppliers as may be necessary or appropriate.

10.3	Representatives. Each party shall require its employees, officers, customers, suppliers, and permitted agents and representatives to comply with this Section 10.

11.	Termination.

If this Agreement is terminated, all further obligations of the parties under this Agreement will terminate without further liability of any party to another; provided that the obligations of the parties contained in Sections 6, 8, 9, 10 and 11 will survive any such termination, and provided further that if the Agreement is terminated by Pro Elite For Cause all rights to the Licensed Property shall continue until expiration of the three year period and all rights to the Event Content shall continue in perpetuity. This Agreement may be terminated by (a) mutual agreement of both Participants, (b) by either Participant For Cause if the breaching party has failed to correct its breach after fifteen days notice from notice from the non-breaching party, or (c) by Pro Elite on thirty days’ notice. Notwithstanding the foregoing, a termination under this section will not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation. Notwithstanding anything to the contrary, upon termination, the license to Pro Elite to use the Licensed Property shall be terminated subject, however, to the provisions of this Section 11 and Section 1.2. No termination shall affect the rights of the parties hereto to amounts due under this Agreement including with respect to Events scheduled prior to termination that actually occur.

12.	Survival.

The representations and warranties of the parties contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall remain in full force and effect until the three-year anniversary of the Closing (the “Expiration Date”).

13.	Miscellaneous.

13.1
Governing Law. This Agreement and any action instituted by any party with respect to matters arising hereunder shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

13.2	Mediation; Fees and Expenses.

(a)
Except as otherwise provided in this Section 13.2(a), no civil action regarding any controversy, dispute or claim under, arising out of, in connection with or in relation to this Agreement (including, without limitation, the interpretation, construction, coverage, scope, performance, non-performance, breach, termination, validity or enforceability of this Agreement) may be commenced by the Subsidiary, by Pro Elite, RWE or any other Person who is subject to the terms of this Agreement until the matter has been submitted to the Los Angeles, California office of JAMS for confidential mediation. The Subsidiary, Pro Elite, RWE or any other Person who is subject to the terms of this Agreement may commence mediation by providing to JAMS and the other parties a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties agree to cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling and conducting the mediation proceeding. The parties agree that they shall participate in the mediation in good faith, and that they shall share its costs equally. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts or attorneys, and by the mediator and any JAMS employees, shall be confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

(b)
Notwithstanding the provisions of Section 13.2(a), any party may seek temporary or preliminary injunctive relief or other equitable relief in any court of competent jurisdiction at any time prior to the commencement or completion of the mediation in order to preserve the status quo pending the completion of the mediation process or to prevent immeasurable and irreparable injury that might result from a breach of this Agreement or of another agreement to which such party is subject.

(c)
Except for an action to obtain equitable relief that is described in Section 13.2(b), a civil action with respect to the matters submitted to mediation may not be commenced until after the completion of the initial mediation session or sixty days after the date of filing the written request for mediation, whichever occurs first. Mediation may continue after the commencement of a civil action, if the parties so desire. The provisions of this Section 13.2 may be enforced by any court of competent jurisdiction.

(d)
The unsuccessful party to any civil action that is permitted by this Agreement shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred therein by the prevailing party, all of which shall be included in and as a part of the award rendered in such proceeding or action. For purposes of this Section 13.2(d), attorneys’ fees shall include, without limitation, fees incurred in connection with post-judgment and post-award actions.

13.3
Counterparts; Headings; Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

13.4
Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or telecommunications mechanism, provided that any notice so given is also mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, receipt requested, in each case to the address or facsimile number set forth below each party’s name on the signature pages hereto, or to such other address or to such other Person as a party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 13.4 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on the day following the date on which such notice is sent, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the day when actually received at such address.

13.5
Books. Pro Elite agrees to keep accurate books of accounts and records covering all transactions relating to the Events, Event Content and exploitation of the Licensed Property, and to grant to an independent certified public accountant, appointed by and at the expense of RWE, the right to an examination during mutually convenient business hours of the day of said books of accounts and records and of all other documents and materials in the possession or under the control of Pro Elite with respect to the subject matter and the terms of this Agreement, and the accountant shall have free and full access thereto for said purposes and for the purpose of making confidential extracts therefrom. Pro Elite hereby authorizes and shall require all persons or entities supplying services covered by this Agreement to supply accurate books and records of products produced for Pro Elite to RWE at RWE’s request. All books of accounts and records shall be kept available for two years after the termination of this Agreement, or any renewal thereof, and Pro Elite agrees to permit such an examination during such two-year period.

13.6
Audit by RWE. RWE, upon giving to Pro Elite at least thirty (30) days advance written notice by certified mail of its intention to do so, shall have the right to audit all books and records which Pro Elite is required to maintain pursuant to the above. In the event that it has been finally determined that Pro Elite has understated payments due RWE for any reporting period, Pro Elite shall forthwith and upon written demand pay to RWE the amount, if any, by which the actual payment due exceeds payments paid. If the amount of underpaid payment exceeds 5% of payments due in any quarter, Pro Elite shall also pay a 10% penalty based on the amount underpaid for that quarter. If Pro Elite has overstated sales or overpaid payments, any excess paid shall be credited against the next payment due. Pro Elite shall forthwith and upon demand also pay RWE all costs, fees, penalty and expenses incurred by RWE in conducting such audit only in the event that it is finally determined that Pro Elite underpaid payments due by more than 5% of the payment due.

13.7
Waiver; Amendment. Any provision of this Agreement may be amended only by a written instrument signed by Pro Elite and RWE. The waiver of any right under this Agreement requires only the written consent of the party waiving such right. Failure to insist upon strict compliance with any of the terms or conditions of this Agreement will not be deemed a waiver of such term or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right hereunder at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

13.8
Entire Agreement. This Agreement constitutes the entire agreement among the parties relative to the subject matter of this Agreement. This Agreement replaces and supersedes all prior written or oral agreements, statements, correspondence, negotiations and understandings among the parties with respect to the matters covered by this Agreement.

13.9
Representation by Counsel; Interpretation. The parties hereto acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

13.10
Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement, to the extent permitted by Law, shall remain in full force and effect provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

13.11
Further Assurance. Each party agrees to cooperate fully with the other parties, to take such actions, to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

13.12
Expenses. Subject to Section 13.2(d) regarding payment of a prevailing party’s costs and expenses in a civil action, each party will each pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby and thereby.

14.	Certain Definitions.

As used in this Agreement, the following terms have the following respective meanings:

14.1	“For Cause” means the material breach of any provision of this Agreement or of any Service Agreement with Jay Dee Penn.

14.2
“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any other country or any state, county, city or other political subdivision of the United States or any other country.

14.3
“Law” means all federal, state, local, municipal, and other laws, statutes, constitutions, ordinances, codes, edicts, decrees, injunctions, stipulations, judgments, orders, rulings, rules, regulations, assessments, writs, and requirements whether temporary, preliminary or permanent, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

14.4
“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

14.5
“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any contract, agreement, instrument, commitment or undertaking.

14.6
“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or any department, agency or political subdivision thereof, and any other entity or organization.

14.7	“Martial Arts” means all types of martial arts and combat sports including mixed martial arts.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

PRO ELITE, INC. By: _______________________________________ Name: Title: Address: ______________________________ __________________________ Facsimile: ______________________________
RUMBLE WORLD ENTERTAINMENT, LLC By: _______________________________________ Name: Title: Address: ______________________________ __________________________ Facsimile: ______________________________
Agreed to: _____________________________ Jay Dee Penn

SCHEDULE A

“Rumble World Entertainment”

1.	The trademarks “RUMBLE WORLD ENTERTAINMENT”, “RWE”, “RUMBLE ON THE ROCK”, and “ROTR” throughout the universe.

2.	The good will and portion of the business of RWE pertaining to and symbolized by such trademarks.

3.
Such trademarks include, but are not limited to the words “RUMBLE WORLD ENTERTAINMENT”, “RWE”, “RUMBLE ON THE ROCK”, and “ROTR” as word marks, independent of any design, as well as part of any design, and the registration of such trademarks, if any, and including without limitation, all common law rights therein, all designs and logos related thereto, and all stylized versions thereof, together with the right to recover for damages and profits for the past infringement thereof, and the good will and portion of the business of RWE pertaining to and symbolized by such trademarks.

4.	The domain names and websites http://www.rumbleontherock.com/, http://www./rumbleworld.tv (herein individually and collectively referred to as “Website”) throughout the universe.

5.	Copyrights in and to the marks, the Website and all content contained therein, and all copyrights owned or controlled by RWE related to such marks, Website, and content throughout the universe.

6.
RWE has no rights in or to the names and marks “BJ PENN”, “BJ PENN.COM”, and “BJ PENN MIXED MARTIAL ARTS ACADEMY” including variants thereof. Apart from its rights to use existing content from previous mixed martial arts bouts in which BJ Penn appears, RWE has no rights to any likeness or image of BJ Penn.